EXHIBIT 11.1


             Statement Regarding Computation of Per Share Earnings

Income per share calculation:

($000 omitted, except per share data)


                                             Three Months Ended             Six Months Ended
                                               September 30,                   September 30,
                                          1996             1995             1996          1995
                                          ----             ----             ----          ----
Net (loss)                            $       (527)   $       (563)   $     (1,807)   $     (1,257)
                                      ------------    ------------    ------------    ------------

Weighted average number of
  common shares and common
  share equivalents are as follows:

Weighted average common
   shares outstanding                   10,313,529       8,960,942      10,313,529       8,329,155
                                      ------------    ------------    ------------    ------------

Shares held in escrow                     (150,000)       (150,000)       (150,000)       (150,000)

Weighted average number of
  shares outstanding as adjusted        10,463,529       8,810,942      10,463,529       8,179,155
                                      ------------    ------------    ------------    ------------

Net (loss) per common and
  common equivalent share             $      (0.05)   $      (0.06)   $      (0.17)   $      (0.15)
                                      ------------    ------------    ------------    ------------

Note: Shares issued from assumed exercise of options and warrants include the number of incremental shares which result from applying the "treasury stock method" for options and warrants, APB 15, paragraph 38.

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